Exhibit (a)(5)(F)

FILED: NEW YORK COUNTY CLERK 06/07/2010	INDEX NO. 650538/2010
NYSCEF DOC. NO. 1	RECEIVED NYSCEF: 06/07/2010
SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

JOSEPH LEONE, individually and on behalf of all others similarly situated,
Index No. 650538/2010
Plaintiff,

- against -

EDWIN M. BANKS, EDWARD BLEIER, BRYAN BLOOM, JERRY L. COHEN, MICHAEL G. FERREL, CARL D. HARNICK, JACK LANGER, PRISCILLA PRESLEY and HOWARD J. TYTEL,

Defendants.

SUMMONS
TO THE ABOVE-NAMED DEFENDANTS:
     You are hereby summoned and required to serve upon Plaintiff’s attorneys an answer to the Complaint in this action within twenty (20) days after the service of this summons, exclusive of the day of service, or within thirty (30) days after service is complete if this summons is not personally delivered to you within the State of New York. In case of your failure to answer, judgment will be taken against you by default for the relief demanded in the complaint.
     The basis of the venue designated is New York County because: (i) a substantial portion of the transaction and wrongs complained of, including defendants’ primary participation in the wrongful acts, occurred in this County; (ii) two of more of the defendants either reside in or maintain executive offices in this County; and (iii)

defendants have received substantial compensation in this County by engaging in numerous activities and conducting business, which had an effect in this County.

DATED: June 7, 2010	FARUQI & FARUQI, LLP
	By:	/s/ Nadeem Faruqi
Nadeem Faruqi
David H. Leventhal
369 Lexington Avenue, 10th Floor
New York, NY 10017
Tel: 212-983-9330
Fax: 212-983-9331

GARDY & NOTIS, LLP
Mark C. Gardy, Esq.
440 Sylvan Avenue, Suite 110
Englewood Cliffs, New Jersey 07632
Tel: (201) 567-7377
Fax: (201) 567-7337

Attorneys for Plaintiff

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

JOSEPH LEONE, individually and on behalf of all others similarly situated,	Index No. 650538/2010

Plaintiff,

- against -

EDWIN M. BANKS, EDWARD BLEIER, BRYAN BLOOM, JERRY L. COHEN, MICHAEL G. FERREL, CARL D. HARNICK, JACK LANGER, PRISCILLA PRESLEY and HOWARD J. TYTEL,

Defendants.

CLASS ACTION COMPLAINT
     Plaintiff Joseph Leone (“Plaintiff”) alleges on information and belief, except for those allegations which pertain to Plaintiff which are alleged upon personal knowledge, as follows:
     1. Plaintiff brings this action individually and as a class action on behalf of holders of CKX, Inc. (“CKX” or the “Company”) common stock against the Company’s Board of Directors (“Defendants”) for Defendants’ breaches of fiduciary duty in connection with a proposed sale of the Company.
JURISDICTION AND VENUE
     2. This Court has jurisdiction over each defendant. Each defendant is a director of CKX, which maintains its principal executive offices in New York County, and all Defendants maintain sufficient minimum contacts with New York so as to render the exercise of jurisdiction by the courts of this State permissible under traditional notions of fair play and substantial justice.

     3. Venue is proper in the Court because one or more of the Defendants either resides in or maintains its principal executive offices in New York County, a substantial portion of the transactions and wrongs complained of herein, including the Defendants’ primary participation in the wrongful acts detailed herein in violation of their fiduciary duties owed to CKX shareholders occurred in New York County, and Defendants have received substantial compensation in New York County for doing business here and engaging in numerous activities that had an effect in this County.
THE PARTIES
     4. Plaintiff is and has been at all relevant times the owner of CKX common stock. CKX is a corporation organized and existing under the laws of the State of Delaware and headquartered at 650 Madison Avenue, New York, New York 10022. CKX owns 19 Entertainment Limited, the company that produces the American Idol television program. CKX also owns the company that controls the name, image and likeness of both Elvis Presley and Muhammad Ali. CKX common stock is traded on the Nasdaq exchange under the symbol “CKXE.”
     5. Defendant Edwin M. Banks (“Banks”) has been a director of CKX since February 2005.
     6. Defendant Edward Bleier (“Bleier”) has been a director of CKX since February 2005 and Chairman of the board of directors of CKX since May 7, 2010.
     7. Defendant Bryan Bloom (“Bloom”) has been a director of CKX since December 2009 and an “observer” to the board since 2006.
     8. Defendant Jerry L. Cohen (“Cohen”) has been a director of CKX since February, 2005.

     9. Defendant Michael G. Ferrel (“Ferrel”) has been a director of CKX and CKX’s acting Chief Executive Officer since May 7, 2010. Ferrel previously served as President, director and Member of the Office of the Chairman of CKX from May 2005 through November 2008.
     10. Defendant Carl M. Harnick (“Harnick”) has been a director of CKX since February 2005.
     11. Defendant Jack Langer (“Langer”) has been a director of CKX since February 2005.
     12. Defendant Howard J. Tytel (“Tytel”) has been a director of CKX and Senior Executive Vice President, Director of Legal and Governmental Affairs, director and Member of the Office of the Chairman of CKX since February 2005.
     13. Defendant Priscilla Presley (“Presley”) has been a director of CKX since February, 2005. From 1981 to 1998, Presley was the Chairperson of Elvis Presley Enterprises, Inc.
     14. Defendants Banks, Bleier, Bloom, Cohen, Ferrel, Harnick, Langer, Presley and Tytel are referred to collectively herein as the “Defendants.”
     15. As officers and/or directors of the Company, each of the Defendants owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to Plaintiff and the other members of the Class (as defined below).
CLASS ACTION ALLEGATIONS
     16. Plaintiff brings this action pursuant to CPLR 901, et seq., individually and on behalf of all other common stockholders of the Company (except the Defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or will be threatened with injury arising from Defendants’ actions, as more fully described herein (the “Class”).
     17. This action is properly maintainable as a class action for the following reasons:
          (a) The Class is so numerous that joinder of all members is impracticable. As of May 6, 2010, there were over 93 million shares of CKX common stock outstanding, held by hundreds of beneficial owners.
          (b) There are questions of law and fact which are common to the Class including, inter alia, the following:
                    (i) Whether Defendants have engaged and are continuing to engage in a plan and scheme to benefit themselves at the expense of the members of the Class;
                    (ii) Whether Defendants have fulfilled, and are capable of fulfilling, their fiduciary duties to Plaintiff and the other members of the Class, including their duties of entire fairness, fair dealing, loyalty, due care, and candor; and
                    (iii) Whether Plaintiff and the other members of the Class would be irreparably damaged if Defendants are not enjoined from the conduct described herein.
     20. The claims of Plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged alike by the wrongs complained of herein.
     21. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.
     22. Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole

     23. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
SUBSTANTIVE ALLEGATIONS
     24. On February 5, 2005, a management group led by Robert F.X. Sillerman (“Sillerman”) acquired control of CKX, which had been an inactive entity since 2002. Sillerman’s group included defendant Tytel, who has worked for Sillerman-entities in the past.
     25. Two days later, on February 7, 2005, CKX acquired an 85% interest in the entities that owned and/or control commercial utilization of the name, image and likeliness of Elvis Presley (“EPE”).
     26. A month later, CKX acquired 19 Entertainment Limited, a leading creator, producer and promoter of entertainment properties, including the American Idol series, and its British counterpart, the Pop Idol series. Subsequently, CKX also acquired an 80% interest in the name, image and likeliness of boxer Muhammad Ali from Muhammad Ali Enterprises (“Ali Business”).
     27. CKX went public on June 21, 2005, offering for sale to the public 20 million shares of common stock at a price of $11 per share. The offering was underwritten by Bear, Stearns & Co. and Lehman Brothers.
     28. In June, 2007, Sillerman, along with another CKE director at the time, Simon Fuller (“Fuller”), the founder of 19 Entertainment Limited and creator of the American Idol franchise, sought to take CKX private at a price of $12 per share. This merger agreement was terminated on November 1, 2008, due to the then-existing volatile market conditions.

     29. CKX has since performed well and is expected continue to be an attractive acquisition candidate. On March 16, 2010 reported its fourth quarter and year ended December 31, 2009 results. The Company reported:
Revenue for the fourth quarter of 2009 grew $42.5 million, or 113.7%, to $79.9 million as compared to the prior year period. Operating income before depreciation, amortization and non-cash stock compensation (“OIBDAN”) declined to $6.5 million from $10.3 million in the prior year period. The decline in OIBDAN reflects an unfavorable swing between the 2009 and 2008 periods of $10.0 million in non-cash foreign exchange gains and losses and the prior year’s net gain of $7.7 million from the terminated merger, which was partially offset by a decline in acquisition-related costs of $2.2 million in 2009. Excluding these items, OIBDAN in the fourth quarter of 2009 was $6.7 million as compared to a loss of $5.3 million in 2008. For the full year, revenue grew $40.2 million, or 13.9%, to $328.3 million in 2009 compared to 2008. OIBDAN declined to $67.5 million in 2009 from $96.7 million in 2008. The 2009 results include $10.0 million of non-recurring revenue from terminated license agreements, an unfavorable swing in non-cash foreign exchange gains and losses of $20.0 million, as well as the unfavorable impact of $9.9 million of unusual and one-time items. Adjusting for the non-recurring revenue, foreign exchange gains/losses and unusual one one-time items, OIBDAN declined from $77.3 million to $68.0 million.
Commenting on the results, Robert F.X. Sillerman, Chairman and CEO said “The strong fourth quarter reflect the continuing strength of our core brands. For the full year we were able to generate significant revenue growth and experienced only modest declines in adjusted OIBDAN despite the reduction in advertising and promotion spending arising from the global recession and our increase in development spending. We remain optimistic that our 2010 results will benefit from strong ratings for the current season of American Idol; last month’s opening of Viva ELVIS, our Elvis-themed Cirque du Soleil show in Las Vegas; and our new multimedia project, If I Can Dream, which launched on March 2, 2010. Our recent decision to enter into a new long-term producer agreement with Simon Fuller, together with our announcement that we will be restructuring 19 Entertainment to focus more clearly on our hit properties American Idol and So You Think You Can Dance as well as If I Can Dream, will also drive improved performance by significantly reducing unproductive development spending and related overhead.”
     30. On or about March 26, 2010, The Wall Street Journal reported that CKX was in discussions with One Equity Partners (“OEP”), JP Morgan’s private-equity branch, about the possible sale of the Company at a premium to the roughly $5.50 per share market price at time.

     31. On March 29, 2010, CKX confirmed that it was engaged in discussions regarding the possible sale of the Company to OEP. Since March 29, 2010, the Company has not made any further public statements regarding a potential transaction with OEP.
     32. On May 7, 2010, Sillerman resigned as the Company’s Chairman and Chief Executive Officer. Sillerman continues to be paid (for $1 million a year) as a consultant to the Company and the Company continues to pay for his health insurance, office space, administrative assistant, and a car and driver. Sillerman was replaced by Bleier as Chairman and Ferrel as Chief Executive Officer.
     33. On May 27, 2010, The Wall Street Journal reported that an investor group including Fuller was planning a $600 million acquisition of the Company. Fuller had been a CKX director from July 2005 until January 13, 2010 and continues to be a paid consultant to the Company and has agreements with the Company for 10% of the net profits from American Idol and other programs.
     34. On May 28, 2010, the Company acknowledged receipt of a proposal from Fuller’s investor group to acquire CKX.
     35. On June 4, 2010, The Los Angeles Times reported that OEP was pursuing a deal for the Company through an investor group which included Mosaic Media Group and potentially music mogul Irving Azoff.
     36. In light of the foregoing, Defendants must, as their fiduciary obligations require:
          (a) undertake an appropriate evaluation of CKX’s worth as a merger/acquisition candidate;
          (b) take all appropriate steps to enhance CKX’s value and attractiveness as a merger/acquisition candidate;

          (c) take all appropriate steps to effectively expose CKX to the marketplace in an effort to create an active auction for CKX, including but not limited to engaging in arm’s-length negotiations with the investor groups associated with OEP, Mosaic Media Group, and Fuller and act independently so that the interests of CKX’s public shareholders will be protected; and
          (d) adequately ensure that no conflicts of interest exist between Defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of XKX’s public shareholders.
     36. As a result of Defendants’ failure to take such steps, Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company’s assets and business, and have been and will be prevented from obtaining a fair price for their common stock.
     37. By reason of the foregoing acts, practices, and course of conduct by Defendants, Plaintiff and the other members of the Class have been and will be damaged because they will not receive their fair proportion of the value of CKX’s assets and business and will be prevented from obtaining fair consideration for their shares of CKX’s common stock.
     38. Plaintiff and the other members of the Class have no adequate remedy at law.
AS AND FOR A FIRST CAUSE OF ACTION
Claim for Breach of Fiduciary Duties Against All Defendants
     39. Plaintiff repeats and realleges each allegation set forth herein.
     40. The Defendants have violated fiduciary duties of care, and loyalty owed to the public shareholders of CKX.

     41. By reason of the foregoing acts, practices and course of conduct, the Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.
     42. As a result of the actions of Defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of CKX’s assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.
     43. Unless enjoined by this Court, the Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, which will exclude the Class from its fair share of CKX’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.
     44. Plaintiff and the members of the Class have no adequate remedy of law. Only through the exercise of this Court’s equitable power can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against Defendants as follows:
     A. Declaring this action to be a proper class action and certifying Plaintiff as representative of the Class and Plaintiffs counsel as Class counsel;
     B. Preliminarily and permanently enjoining Defendants from disenfranchising the Class;
     C. Declaring that Defendants have breached their fiduciary duty to Plaintiff and the Class;

     D. Requiring Defendants to account for all shares, money and other value improperly received from CKX;
     E. Requiring disgorgement and imposing a constructive trust on all property and profits Defendants received as a result of their wrongful conduct;
     F. Awarding damages, including rescissory damages, in favor of the Plaintiff and the Class against Defendants, jointly and severally, together with interest thereon;
     G. Awarding fees, expenses and costs to Plaintiff and Plaintiff’s counsel; and
     H. Granting such other and further relief as the Court deems just and proper.

Dated: June 7, 2010	FARUQI & FARUQI, LLP
	By:	/s/ Nadeem Faruqi
Nadeem Faruqi
David H. Leventhal
1369 Lexington Avenue, 10th Floor
New York, New York 10017-6531
Tel: 212-983-9330
Fax: 212-983-9331

GARDY & NOTIS, LLP
James S. Notis
Kira German
560 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Tel: 201-567-7377
Fax: 201-567-7337

Attorneys for Plaintiff